SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 12, 2008

eDiets.com, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-30559	56-0952883
(Commission File Number)	(IRS Employer Identification No.)

1000 Corporate Drive

Suite 600

Fort Lauderdale, FL 33334

(Address of Principal Executive Offices) (Zip Code)

(954) 360-9022

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

As of February 12, 2008, eDiets.com, Inc. (“the Company”) entered into a three-year employment agreement (“Employment Agreement”) with Stephen Rattner, the Company’s CEO and President. Under the terms of the Employment Agreement, Mr. Rattner is entitled to an annual base salary of $325,000, and a discretionary bonus and equity compensation based upon performance targets established by the Company’s Board of Directors (the “Board”).

The Company may terminate the Employment Agreement “for cause,” as defined therein, or without cause. Mr. Rattner may terminate the Employment Agreement for “good reason,” as defined therein, or without good reason upon 90 days’ notice. Upon termination by the Company without cause not within twelve (12) months following a “change of control,” as defined therein, or by Mr. Rattner for good reason within three months following a change of control, the Company will be obligated to pay Mr. Rattner a severance allowance of an amount equal to twelve months’ of Mr. Rattner’s base salary, plus all accrued but unpaid allowances, expense reimbursements, bonuses, and commissions and to vest any unvested options which, but for the termination of employment, would have vested according to their established vesting schedule in the year in which the termination occurs. Upon termination by the Company without cause within twelve months following a change of control or by Mr. Rattner for good reason not within three months following a change of control, the Company will be obligated to pay Mr. Rattner a severance allowance of an amount equal to twelve months’ of Mr. Rattner’s base salary, plus all accrued but unpaid allowances, expense reimbursements, bonuses, and commissions and to vest all unvested options and restricted stock.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Employment Agreement attached hereto as Exhibit 10.1 and incorporated herein by reference.

The Employment Agreement is provided to give investors information regarding the Employment Agreement’s terms. It is not provided to give investors factual information about the Company or any other parties thereto. In addition, the representations, warranties and covenants contained in the Employment Agreement were made only for purposes of the Employment Agreement and as of specific dates, were solely for the benefit of the parties to that Employment Agreement, and may be subject to limitations agreed by the contracting parties, including being qualified by disclosures exchanged between the parties in connection with the execution of the Employment Agreement. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the Employment Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under this Employment Agreement and should not view the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of the Company.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As of February 12, 2008 Mr. Rattner was appointed to the Company’s Board of Directors. Also, as of February 12, 2008, the Board implemented a compensatory plan (the “Plan”) with respect to the vesting of restricted shares previously granted to Mr. Rattner. The Plan provides that 75,000 shares will become eligible to vest during the first quarter of the Company’s 2008 fiscal year upon launch of the Company’s new technology platform and public announcement of a major business to business meal delivery client. Additionally, 150,000 shares will become eligible to vest in the event that the Company meets or exceeds its fiscal 2008 revenue guidance. In the event that the Company does not meet or exceed its fiscal 2008 revenue guidance, 150,000 shares will become eligible to vest in the event that the Company meets or exceeds performance targets for fiscal 2009 to be established by the Board.

Item 9.01	Financial Statements and Exhibits.

(c) Exhibits.

10.1	Employment Agreement dated February 12, 2008, by and among eDiets.com, Inc. and Stephen Rattner

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

eDiets.com, Inc.

By:	/s/ Steve Rattner
Steve Rattner
Chief Executive Officer

Date: February 19, 2008

Exhibit Index

Exhibit No.	Description
10.1	Employment Agreement dated February 12, 2008 by and among eDiets.com, Inc. and Stephen Rattner